EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-52408 and 333-66244 on Form S-8 and Registration Statement No. 333-120707 on Form S-3 of our reports dated March 29, 2005, relating to the financial statements of WJ Communications, Inc. and management’s report of the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of WJ Communications, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
March 29, 2005